UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Garden Fresh Restaurant Corp.

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EMPLOYEE Q&As REGARDING THE PENDING MERGER OF COMPANY WITH

A COMPANY FORMED BY FAIRMONT CAPITAL

(First issued October 1, 2003)

As you know, Garden Fresh recently announced that it has signed an agreement providing for the merger of the Company with a company organized by Fairmont Capital in which our stockholders will receive $16.35 cash per share. We have previously distributed our press release to all employees.

Garden Fresh’s senior management team is enthusiastically supportive of this transaction. We believe that it not only affords our stockholders an opportunity to realize a substantial premium on the current market price of the shares, but also affords our employees the opportunity to continue to build the Company for the benefit of our customers. Fairmont Capital has substantial experience of investing in our industry.

In the following Q&As, we have tried to anticipate the questions our employees will likely have about the pending merger. These Q&As have been prepared by Garden Fresh senior management in collaboration with Fairmont Capital. They have been approved on behalf of the Company’s Board of Directors, which has approved the transaction. They have also been approved on behalf of the Special Committee of independent directors that was formed to represent the interests of our public stockholders in connection with the merger and to make its recommendations to the full Board.

Many questions can be answered at this time only in general terms. Garden Fresh remains a public company subject to regulations that limit the amount and nature of the information that can be broadly disseminated. In addition, many details remain to be worked out in the coming weeks and months. A number of the questions we are not in a position to answer at the moment will be addressed when we file our detailed disclosure document with the SEC within a few weeks in connection with the special stockholder meeting at which the transaction will be voted on. A certain amount of additional information will necessarily remain confidential and proprietary, as we are sure you will appreciate.

Nevertheless, consistent with our general culture at Garden Fresh, we have tried through these Q&As to give our employees as much current information as possible. As Fairmont Capital recognizes, our employees are key to the continued success of the Company and they will continue to be highly valued.

We will be working to complete the transaction as quickly as possible and we know that we can count on your continued dedication and commitment during this process. So,on behalf of the entire Board and the management team, we thank you for all you have been doing; please keep up the good work.

Robert A. Gunst	Michael P. Mack
Chairman of the Board and	President and Chief Executive Officer
the Special Committee

QUESTIONS REGARDING OUR MERGER PARTNER

1. Who is Garden Fresh merging with?

Garden Fresh is merging with a newly-formed company called GFR Acquisition Company, a subsidiary of GF Holdings, Inc. which has been organized for the purpose of the merger by Fairmont Capital, Inc.

2. What is Fairmont Capital’s business?

Fairmont Capital, Inc. is a private investment company whose primary focus is the acquisition of seasoned operating companies. Fairmont Capital seeks those situations in which long-term capital appreciation can be achieved through the combination of creative management, new strategies, and quality corporate assets. Since 1986, Fairmont Capital and its affiliates have completed acquisitions in various consumer products and service industries to build portfolio companies. Consumer industries that Fairmont Capital has invested in include furniture, apparel, catalog companies, auction houses, and restaurants.

3. What is Fairmont Capital’s experience in the restaurant industry?

Fairmont Capital has made several prior investments in the restaurant industry. In mid-2001, Fairmont Capital initiated the successful “going private” transaction of VICORP Restaurants, Inc. (Bakers Square and Village Inn). Fairmont Capital currently owns Shari’s Management Corporation, headquartered in Beaverton, Oregon. Under the name Shari’s Restaurants, the company operates a 97-unit chain of family-style restaurants located throughout the Pacific Northwest.

4. What is Fairmont Capital’s experience in completing corporate acquisitions?

Over the last 20 years, Fairmont Capital and its principals have completed numerous acquisitions, including several “going private” transactions.

QUESTIONS REGARDING THE MERGER TERMS

5. What is the price per share?

Our stockholders will receive $16.35 cash per share in the merger.

6. How will employee shares be treated in the merger?

Employees who own shares will receive the same cash price as all other stockholders.

7. When will employees receive payment for their shares?

All stockholders will be entitled to receive the cash price for their shares shortly after the merger. After the closing, we will send out instructions as to how stockholders can surrender their stock certificates and receive their merger proceeds. No action is required until then.

8. How will stock options be treated in the merger?

Basically, in the merger:

•	all unvested options will vest, and

•	all options with an exercise price of less than $16.35 will be cashed out for the “spread” between $16.35 and the exercise price so optionees will get the benefit of the merger price without having to exercise their options first and pay the exercise price to Garden Fresh.

To give a little more detail:

•	unvested options will accelerate shortly before the merger and will become exercisable at their specified exercise price;

•	any optionee holding a vested or accelerated option will be entitled to exercise that option prior to the merger (consistent with our “blackout period” policies), pay the exercise price to Garden Fresh, receive the appropriate number of shares and obtain $16.35 in cash for each of those newly-issued shares in the merger;

•	however, all optionees will be given an alternative with regard to their vested and unvested options in connection with the merger: they can choose not to exercise their options prior to the merger, in which case those options will be canceled and they will receive from Garden Fresh a cash payment equal to the total “spread” on their shares, i.e. the excess of $16.35 over the exercise price for each option multiplied by the number of options held.

Whether or not an option has an exercise price of less than $16.35 per share, that option will be cancelled in the merger and will not be assumed by Fairmont Capital.

9. How will ESPP shares be treated in the merger?

All ESPP shares will be treated the same way as all other shares, i.e. they will be converted into the right to receive $16.35 in cash. In addition, if an ESPP “purchase period” is still running at the time of the closing, that “purchase period” will be shortened and a final purchase of Company shares will be made and allocated to the ESPP participants. These shares will also receive the merger price.

10. What are the principal conditions to closing the merger?

The merger closing is subject to customary conditions, including Garden Fresh stockholder approval, any required antitrust clearance and availability to Fairmont Capital of the financing necessary to complete the merger.

11. When is the merger expected to close?

We hope to close before the end of 2003.

QUESTIONS REGARDING THE FINANCING

12. How is Fairmont Capital proposing to finance the merger?

Fairmont Capital and its partners will provide the equity portion of the financing. The balance will be financed from other sources that have issued commitments to Fairmont Capital, including a commitment for the senior debt portion from Fleet National Bank and Fleet Securities, Inc.

13. Is the closing conditioned on raising the financing?

The merger agreement contains a financing condition which is customary for these kinds of transactions. Fairmont Capital has obtained written commitments providing for the financing and has told us it expects this condition to be satisfied.

14. Will there be financing for Garden Fresh’s continued operations after the merger?

Fairmont Capital’s financing commitments include a facility to finance operations after the merger.

15. Will the financing impact Garden Fresh’s continued operations?

In making its bid and structuring the related financing, Fairmont Capital has concluded that this financing structure will support Garden Fresh’s continuing operations. As previously indicated, Fairmont Capital has substantial experience and expertise in structuring transactions like this. Fairmont Capital has also performed a substantial amount of due diligence on the Company.

QUESTIONS REGARDING SENIOR MANAGEMENT

16. Does senior management support the merger?

Senior management enthusiastically supports the merger.

17. Is senior management staying with Garden Fresh?

The entire senior management team is planning on staying with Garden Fresh after the merger and Fairmont Capital has indicated its enthusiasm for working with the team.

18. Will senior management have an ownership interest in Garden Fresh after the merger?

Senior management and Fairmont Capital will be having continued discussions about senior management being given a meaningful equity participation in some form, consistent with Fairmont Capital’s approach to senior management of its portfolio companies.

19. Who will be the Company’s directors after the merger?

When the merger closes, the existing Board of Directors of Garden Fresh will be replaced with Fairmont Capital’s designees. It is anticipated that the new Board will also include one or more members of senior management.

QUESTIONS REGARDING THE DECISION TO SELL THE COMPANY

20. Who decided to initiate merger discussions with Fairmont Capital?

Within the next few weeks, we will be filing a proxy statement with the SEC containing detailed information about many aspects of the merger, including the background to the decision to approve the merger. We ask all employees to wait for that filing.

21. Why is the Company engaging in the merger?

Our proxy statement will contain details regarding the reasons of the Board’s decision to approve the merger.

22. Who negotiated the merger terms for Garden Fresh?

We formed a special committee of independent directors of Garden Fresh to represent the interests of our public stockholders and the committee’s role will be detailed in our proxy statement.

23. What was management’s role in the negotiations?

The merger negotiations were conducted by the Special Committee with its legal and financial advisors.

24. What happens to Garden Fresh if the merger does not close?

We expect the merger to close but, if it does not, Garden Fresh will continue on its present course subject to the strategic direction of the current Board.

QUESTIONS ABOUT GARDEN FRESH POST-MERGER

25. What will it mean for Garden Fresh to be privately owned?

Garden Fresh shares will no longer be publicly traded and we will no longer file reports and financial statements with the SEC. The Company’s directors and officers will owe their duties to the new parent company, which will have the right to elect the board and vote on all matters as it considers appropriate.

26. How will the merger affect Garden Fresh’s business plan?

Fairmont Capital has told us it has no current intention of changing our business plan. Of course, it will keep the plan under continuous review, as the current Board and senior management do, to make sure we are operating at optimal efficiency.

27. Is Fairmont Capital planning to grow Garden Fresh after the merger?

Fairmont Capital has told us its basic business goal is to manage Garden Fresh for profitable operations, including growth, to advance its stated criterion of long-term capital appreciation.

28. Are there plans to close any Garden Fresh locations in connection with the merger?

Fairmont Capital has told us it has no plans to close any locations in connection with the merger.

29. Are there any plans to change Garden Fresh’s management structure (below senior management) after the merger?

Fairmont Capital has told us it currently has no plans to change our management structure (below senior management) after the merger and Fairmont Capital has indicated its enthusiasm for working with the team.

30. Where will the corporate headquarters be located after the merger?

Garden Fresh will continue to be headquartered in San Diego.

31. Does Fairmont Capital plan on selling Garden Fresh?

Fairmont Capital has told us its business model contemplates retaining its ownership interest in Garden Fresh for a substantial period and that its current intention is to work with our senior management on operating and growing the business. Fairmont Capital has also told us that its goal of long-term capital appreciation may include exploring a sale of the Company at some future time, and unplanned opportunities for sale could always present themselves earlier.

QUESTIONS REGARDING JOBS

32. Does Fairmont Capital plan on keeping the Garden Fresh workforce intact?

Fairmont Capital has told us it hopes to retain the workforce, which it views as a major component of the Company’s value, and has indicated its enthusiasm for working with them.

33. Are there any lay-off plans in connection with the merger?

Fairmont Capital has told us it has no specific plans for any lay-offs.

34. Will employee compensation levels change after the merger?

Fairmont Capital has told us that its intention is to compensate employees at competitive rates and has no specific plans for changes in current compensation levels.

QUESTIONS REGARDING EMPLOYEE PLANS AND BENEFITS

35. Will there be a stock option plan after the merger? If so, who will participate?

Senior management is in discussions with Fairmont Capital regarding some kind of equity incentive plan for employees. What form that will take remains to be determined but Fairmont Capital has told us it recognizes the importance of providing an equity component to the employees of its portfolio companies.

36. Will there be an ESPP after merger?

The ESPP will be terminated at the closing of the merger and Fairmont Capital has told us there is no current plan to replace it.

37. Will there be any other post-merger opportunities for employee to acquire Company shares?

As indicated, the form of any equity incentive plan has not yet been determined.

38. Will employees be able to sell any shares they acquire post-merger?

Since Garden Fresh will be private after the merger, there will be no public market for its shares unless and until Fairmont Capital should ever take the Company public again, which Fairmont Capital has told us it has no current plans to do.

39. Will the profit-sharing plan be changed after the merger?

Fairmont Capital has told us it recognizes the importance of providing incentives to the employees of its portfolio companies. However, the form of any profit-sharing plan has not yet been determined.

40. Will there be changes in the 401k plan or other employee benefits after the merger?

Fairmont Capital has committed to keep in place our current non-equity benefit plans for at least six months following the merger. During this period, Fairmont Capital has told us, it will work with senior management to evaluate all our plans and that it recognizes the importance of providing a competitive package of benefits for our employees.

OTHER QUESTIONS

41. Is the merger likely to be challenged in court?

Mergers like this do sometimes get challenged in so-called shareholder class actions. There is no way of knowing if that will happen in this case. But we firmly believe that anyone who takes a careful look at the price and other terms of the merger and the process that led to the merger agreement will share our Board’s conclusion that this is a fair transaction for our shareholders. Under the merger agreement, the mere filing of a stockholder suit challenging the transaction is not a basis for Fairmont Capital to decline to close.

42. What is the message to our customers regarding the merger?

The message is simple and direct:

•	There is no change in the core principles of our operating business

•	We remain committed to achieving the highest level of customer satisfaction at competitive prices

•	Our merger partner has a strong track record in this business

•	Our employees are dedicated to customer service.

43. Will employees be kept informed about the progress of the merger and Fairmont Capital’s plans for Garden Fresh?

As indicated, we will be filing a detailed proxy statement within a few weeks, which will be publicly available. We may also make press releases about the merger from time to time and if we do we will distribute them immediately to all employees. We have no specific plans for other employee communications but we are determined to make sure, consistent with our obligations as a public company and in consultation with Fairmont Capital, to keep employees informed and if future meeting or written communications are appropriate we will certainly consider that.

44. Who should employees talk to if they have other questions?

Any employee questions should be directed to either:

•	e-mailed to Dave Qualls at merger@gardenfreshcorp.com, or

•	voicemailed to Dave’s assistant Kim at extension 1004